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Exhibit B-1: Asset Transfer Agreement Between Wisconsin Electric Company and
Wisconsin Gas Company



                            ASSET TRANSFER AGREEMENT
                            ------------------------

     THIS ASSET TRANSFER AGREEMENT is made as of __________ ___, 2000, by and between WISCONSIN ELECTRIC POWER COMPANY, a Wisconsin corporation ("WEPCO"), and WISCONSIN GAS COMPANY, a Wisconsin corporation ("WG").


                                    RECITALS
                                    --------

     WHEREAS WEPCO owns and operates, among other businesses, a gas utility system and is engaged in the purchase, storage, distribution, transportation, and sale of natural gas to retail customers throughout service areas totaling approximately 3,800 square miles in the area west and south of Milwaukee, an area along the Michigan border, the Appleton area, and the Prairie du Chien area (the "Business") and WEPCO's gas assets include approximately 7,900 miles of gas main; and

     WHEREAS WEPCO desires to transfer to WG, and WG desires to acquire from WEPCO, certain of the assets of WEPCO used in the operation of the Business.

     NOW, THEREFORE, in consideration of the Recitals and the mutual agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, WEPCO and WG agree as follows:

     1.   Transfer.
          --------

          1.1  Transferred Assets.  At the Closing and upon the terms and
               ------------------
conditions of this Agreement, WEPCO shall transfer, deliver and convey to WG, and WG shall accept from WEPCO, all of the following assets of WEPCO used in the Business and such other assets as are agreed to be WEPCO and WG (the "Transferred Assets"):

               (a) all of WEPCO's right, title and interest in and to all contracts and agreements with customers, suppliers, employees and other persons exclusively relating to the Business, including but not limited to gas supply agreements (the "Contracts");

               (b) WEPCO's accounts receivable related to the Business;

               (c) all of WEPCO's right, title and interest in and to the real property interests used in the distribution of gas and for other purposes in the Business;

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               (d) WEPCO's equipment, machinery, furniture, boilers, motor vehicles, furnishings, molds, toolings, parts, tools, dies, patterns, office equipment, machine tools, computers, computer software, construction in progress and other items of tangible personal property related to the Business;

               (e) WEPCO's inventory of gas, fuel, materials and supplies related to the Business;

               (f) all of the intangible assets owned or used by WEPCO relating primarily to the operation of the Business, including but not limited to trade secrets, know-how, operating methods and procedures, proprietary information, processes, technical knowledge, formulae, advertising formats, inventions, logos, software, software licenses, source codes, software algorithms, trademarks, trade designations, service marks, trade names, patents, copyrights, applications for any of the foregoing, goodwill, advertising and promotional rights, franchise rights, customer lists, and related rights;

               (g) all books, documents and records owned or used by WEPCO relating primarily to the operation of the Business, including but not limited to accounting records, tax records, correspondence, governmentally required records, manuals, engineering data, designs, drawings, blueprints, plans, specifications, lists, customer lists, computer media, software and software documentation, sales literature, catalogues, promotional items, advertising materials and other written materials;

               (h) all assets related to the Business and existing at the Closing Date which are included within the financial books and records of WEPCO related to the Business and described as "Prepayments and Other Current Assets", "Regulatory Assets", "Accumulated Deferred Income Taxes" and "Other Assets"; and

               (i) all rights to recoveries from third parties and causes of action against third parties relating to any of the Transferred Assets or any of the Amended Liabilities.

          1.2  No Liens.   The Transferred Assets shall be transferred to WG
               --------
free and clear of any liens, claims, encumbrances, or other third party interests of whatever nature, except those incurred in the ordinary course of WEPCO's operation of the Business.

          1.3  Liabilities.
               -----------

               (a) Assumption.  In connection with the transfer of the
                   ----------
Transferred Assets from WEPCO to WG, WG shall assume the following obligations of WEPCO (the "Assumed Liabilities"):

                   (i) All obligations of WEPCO under the Contracts arising from and after the Closing Date;

                   (ii)  all obligations of WEPCO (the "Closing Liabilities")

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related to the Business existing on the Closing Date or arising after the
Closing Date which are included within the financial books and records of WEPCO related to the Business and described as "Accounts Payable", "Accrued Liabilities and Other", "Accumulated Deferred Income Taxes", "Regulatory Liabilities" and "Other, including Post-Retirement Benefit Obligation"; and

                   (iii) any and all claims demands, liabilities, debts, obligations, damages and causes of action for any Environmental Liability arising out of or related to the operation of the Business prior to the Closing Date. For the purposes of this Agreement, the term "Environmental Liability" means any and all liabilities, damages (actual and consequential), fines, penalties and any costs or expenses related thereto (including attorneys fees, expert or consulting fees and any other costs of defense) arising out of or under environmental laws, including but not limited to: (A) liability for investigative, remedial or corrective action; (B) damages to or adverse impacts upon natural resources; and (C) personal injury or property damages. Provided, however, that the term Environmental Liability excludes punitive or exemplary damages and nothing herein shall be interpreted or construed to impose upon WG any obligation to assume punitive or exemplary damages or indemnify or hold WEPCO harmless therefrom.

     2.   Consideration; Closing.
          ----------------------

          2.1  Consideration.  The consideration to be paid by WG for the
               -------------
Transferred Assets shall be that number of shares of Class B Common Stock, $8.00 par value, of WG equal to the "WG Share Amount". The "WG Share Amount" shall be calculated as follows:

               (a) There shall first be determined the "WEPCO Value" and the "WG Value" as follows:

                   (i) the "WEPCO Value" shall mean: (A) that value for the Transferred Assets as of the Closing Date as is agreed to by WEPCO and WG as of the Closing Date; minus (B) the amount of the Closing Liabilities; and

                   (ii) the "WG Value" shall mean the net worth of WG as of the Closing Date as agreed to by WEPCO and WG as of the Closing Date.

               (b) There shall then be determined the "Applicable Percentage" which shall be determined by the following calculation:

                   (i)   the WEPCO Value; divided by

                   (ii)  the sum of:  (A) the WEPCO Value; plus; (B) the WG
Value.

               (c) The "Total WG Shares" shall then be determined by the following calculation:

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                   (i)   the total number of shares of Class A Common Stock and
Class B Common Stock of WG issued and outstanding on the Closing Date immediately prior to the consummation of the transactions described in this Agreement (the "Starting WG Shares"); divided by

                   (ii)  one (1) minus the Applicable Percentage.

               (d) The "WG Share Amount" shall be that number of shares of Class B Common Stock of WG determined by the following calculation:

                   (i)   the Total WG Shares; minus

                   (ii)  the Starting WG Shares.

          2.2  Closing.  The transactions described in this Agreement shall
               -------
occur at a conference (the "Closing") to be held:

               (a) at 10:00 A.M. at the principal offices of WEPCO in Milwaukee, Wisconsin on that date (the "Closing Date") which is two (2) business days after satisfaction or waiver of all of the conditions set forth in Section 6 of this Agreement; or

               (b) such other place, date and time as the parties may mutually agree to in writing.

          2.3  Deliveries at Closing.  At the Closing, the parties shall execute
               ---------------------
and deliver such documents, deeds, bills of sale, instruments of transfer and assumption, stock certificates and other documents as may be necessary or appropriate for WEPCO to transfer the Transferred Assets and for WG to assume the Assumed Liabilities as, and to otherwise effect all of the transactions, described in this Agreement.

     3.   WEPCO's Representations.  WEPCO represents and warrants to WG the
          -----------------------
following:

          3.1  Organization.  WEPCO is a Wisconsin corporation validly existing
               ------------
and in active status under the laws of the State of Wisconsin.

          3.2  Authorization; Enforceability.  WEPCO has full power and
               -----------------------------
authority to execute and deliver this Agreement and all documents and instruments specified in it and to perform its obligations under this Agreement and under such instruments and documents. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by WEPCO, the valid and binding obligations of WEPCO, enforceable against WEPCO in accordance with their respective terms.

          3.3  Title.  WEPCO has good and marketable title to all the
               -----
Transferred

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Assets.

     4.   Representations of WG.  WG represents and  warrants to WEPCO the
          ---------------------
following:

          4.1  Organization.  WG is a Wisconsin corporation validly existing and
               ------------
in active status under the laws of Wisconsin.

          4.2  Authorization.  WG has full power and authority to execute and
               -------------
deliver this Agreement and all documents and instruments specified in it and to perform its obligations under this Agreement and under such instruments and documents. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by the WG, the valid and binding obligations of WG, enforceable against WG in accordance with their respective terms.

          4.3  Capitalization.
               --------------

               (a) Current.  On the date of this Agreement, the entire
                   -------
authorized capital stock of WG consists of: (i) 5,000,000 shares of Common Stock, $8.00 par value, of which 1,125 shares are issued and outstanding and owned by WICOR, Inc.; and (ii) 1,500,000 shares of Cumulative Preferred Stock without par value, none of which are issued and outstanding.

               (b) Closing Date.  As of the Closing Date, the entire authorized
                   ------------
capital stock of WG shall consist of: (i) 5,000,000 shares of Class A Common Stock, $8.00 par value, of which 1,125 shares will be issued and outstanding and owned by WICOR, Inc.; (ii) 5,000,000 shares of Class B Common Stock, $8.00 par value, none of which shall be issued and outstanding prior to the issuance described in this Agreement; and (iii) 1,500,000 shares of Cumulative Preferred Stock without par value, none of which will be issued and outstanding.

               (c) General.  All of the outstanding capital stock of WG is duly
                   -------
authorized, fully paid and nonassessable, except as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted.

     5.   Agreements of Parties.  The parties agree that:
          ----------------------

          5.1  Access.  WEPCO shall give WG and WG's representatives and agents
               ------
reasonable access during normal business hours to the Transferred Assets and the Assumed Liabilities and shall furnish to WG and such representatives all such additional documents and other information concerning the Transferred Assets, the Assumed Liabilities and the Business as WG or its representatives may from time to time reasonably request.

          5.2  Consents.  WEPCO and WG shall use commercially reasonable efforts
               --------
to obtain all written consents required to consummate the transactions contemplated by this Agreement.

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          5.3  Cooperation.  Each party shall use reasonable efforts to cause
               -----------
the conditions precedent set forth in Section 6 of this Agreement to be satisfied.

          5.4  Identification.  The parties shall promptly and diligently work
               --------------
to identify specifically those assets which are Transferred Assets and those liabilities which are Assumed Liabilities and shall jointly prepare appropriate lists identifying such assets as Transferred Assets and such liabilities as Assumed Liabilities.

          5.5  Employees; Union Contracts.  From and after the Closing Date, WG
               --------------------------
shall employ, or subcontract from WEPCO, those employees of the Business as are agreed to by WEPCO and WG. It is the intent of the parties to provide sufficient numbers of management and union represented employees to WG gas operations (including the Business), to allow it to function efficiently. Pursuant to this intent, WEPCO employees may be transferred, assigned, contracted, or otherwise provided to WG to allow the gas operations (including the Business) to function at proper levels. Contractual obligations, specifically union contracts, that currently govern the relationship between WEPCO and its gas operations employees, shall continue to be in effect as the WEPCO employees perform WG gas operation functions; and these contracts, along with "past practices", shall remain in full force and effect, unless and until they are modified by mutual agreement of the parties to this Agreement. WEPCO and WG shall work jointly in administering, negotiating, and monitoring these union contractual obligations, in any form that proves to be effective.

          5.6  Conditions.  Each party to this Agreement shall use reasonable
               ----------
best efforts to: (a) to the extent within its control, cause all of its representations and warranties contained in this Agreement to be true and correct in all respects on the Closing Date with the same force and effect as if such representations and warranties had been made on the Closing Date; (b) take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the transactions described in this Agreement (including making all filings and requests in connection with approvals of or filings with any governmental entity as described in Section 6.2 of this Agreement and furnishing all information required in connection therewith); (c) promptly cooperate with and furnish information to the other party in connection with any such requirements imposed upon either of them in connection with the transactions described in this Agreement; (d) contest any legal proceedings seeking to restrain, enjoin or frustrate the transactions described in this Agreement; (e) execute any additional documents or instruments and take any additional actions reasonably necessary to consummate the transactions contemplated by this Agreement; and (f) take all reasonable actions necessary to obtain (and cooperate with the other party in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private person, required to be obtained by the parties to this Agreement in connection with the transactions described in this Agreement or the taking of any action contemplated thereby or by this Agreement.

          5.7  Risk of Loss.  All risk of loss and rights to insurance proceeds
               ------------
with respect to the Transferred Assets shall remain with WEPCO until the Closing and, assuming the

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occurrence of the Closing, shall pass to WG effective as of the Closing.

          5.8  Certain Contracts and Agreements.
               --------------------------------

               5.8.1 Nonassignable Contracts.  To the extent that the
                     -----------------------
assignment of any Contract to WG pursuant to this Agreement shall require the consent of any other person, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach of such Contract. WEPCO shall use its best efforts (without paying money) and WG shall cooperate where appropriate to obtain any consent necessary to any such assignment. If any such consent is not obtained, WEPCO shall cooperate with WG in any reasonable arrangement requested by WEPCO designed to provide for WG the benefit, monetary or otherwise, of any such Contract including enforcement of any and all rights of WEPCO against the other party thereto arising out of breach or cancellation by such other party or otherwise.

               5.8.2 Joint Agreements.  To the extent that any agreement of
                     ----------------
WEPCO relates to both the Business and to other businesses of WEPCO, this Agreement shall not constitute a contract to assign the same. WEPCO shall cooperate with WG in any reasonable arrangement requested by WEPCO designed to provide for WG the benefit, monetary or otherwise, of any such agreement insofar as it relates to the Business including the subcontracting of such services or products or otherwise.

          5.9  Bulk Sales Law.  The parties agree that any applicable Bulk Sales
               --------------
Law shall not be complied with in connection with the transactions contemplated by this Agreement.

          5.10 Articles of Incorporation.  Prior to the Closing Date, WG shall
               -------------------------
take all actions and file all documents as are necessary or appropriate to amend the Articles of Incorporation of WG so that: (a) WG's capitalization on the Closing Date is as set forth in Section 4.3(b) of this Agreement; and (b) the Class A Common Stock of WG and the Class B Common Stock of WG shall be identical and in pari passu in all respects except that the Class A Common Stock shall have one (1) vote per share and the Class B Common Stock shall have ten (10) votes per share or such other number of votes per share as the Board of Directors of WG shall determine so that WEPCO shall have a number of votes representing at least 80%.of the total combined voting power of all classes of WG stock entitled to vote

          5.11 Tax Free.  The parties intend that the transactions described in
               --------
this Agreement be tax free pursuant to the provisions of Section 351 of the Internal Revenue Code of 1986 as amended.

     6.   Conditions Precedent.  Each and every obligation of WEPCO and WG to be
          --------------------
performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the

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following express conditions precedent:

          6.1  No Litigation.  No suit, action or other proceeding shall be
               -------------
pending before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined.

          6.2  Governmental Approvals.
               ----------------------

               (a) Regulatory Approvals.  There shall have been secured such
                   --------------------
permissions, approvals, determinations, consents and waivers from all appropriate state and federal regulatory authorities, including the Public Service Commission of Wisconsin, the Federal Energy Regulatory Commission and the Securities and Exchange Commission, as may be required by law or by such persons, in order for WEPCO and WG to consummate the transactions described in this Agreement.

               (b) Effect of Approvals.  No permission, approval, determination,
                   -------------------
consent or waiver received pursuant to Section 6.2(a) of this Agreement shall contain any condition applicable to either WEPCO or WG which is materially adverse in any manner to either WEPCO or WG.

     7.   Termination; Miscellaneous.
          --------------------------

          7.1  Termination.  This Agreement may be terminated and the
               -----------
transactions contemplated by this Agreement may be abandoned at any time prior to the Closing as follows:

               (a) by mutual written agreement of WEPCO and WG; or

               (b) by either WEPCO or WG by written notice to the other party if the Closing has not occurred on or before March 31, 2001.

          7.2  Rights on Termination.  If this Agreement is terminated pursuant
               ---------------------
to Section 7.1 of this Agreement, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of any party (including its directors, officers, employees, agents, legal, accounting or financial advisors or other representatives) to the others, provided that the obligations of WEPCO and WG contained in Sections 7.2 and 7.4 of this Agreement shall survive any such termination.

          7.3  Entire Agreement; Amendment.  This Agreement and the documents
               ---------------------------
referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by WEPCO

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and WG. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          7.4  Expenses.  All costs and expenses incurred in connection with
               --------
this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

          7.5  Governing Law.  This Agreement shall be construed and interpreted
               -------------
according to the laws of the State of Wisconsin.

          7.6  Assignment.  Prior to the Closing Date, this Agreement shall not
               ----------
be assigned: except: (a) with the prior written consent of the other party; or
(b) to a direct or indirect subsidiary of Wisconsin Energy Corporation; or (c) in connection with a sale or transfer of all or substantially all of the assets of Wisconsin Energy Corporation, WEPCO or WG or a reorganization, merger, tender offer, consolidation or similar transaction affecting all or substantially all of the outstanding equity interests of Wisconsin Energy Corporation, WEPCO or WG.

          7.7  Notices.  All communications or notices required or permitted by
               -------
this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of a party by personal delivery or telephonic facsimile transmission or when deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any party notifies the other in accordance with this Section of a change of address:

     If to WEPCO:                        Wisconsin Electric Power Company
                                         Attention: ____________________
                                         P. O. Box 2949
                                         231 West Michigan Street
                                         Milwaukee WI 53201

                                         Fax No.: 414-221-____

     If to WG:                           Wisconsin Gas Company
                                         Attention: __________________
                                         P.O. Box 334
                                         626 East Wisconsin Avenue
                                         Milwaukee, WI 53201

                                         Fax No.:  414-291-____

          7.8  Counterparts; Headings.  This Agreement may be executed in
               ----------------------
several counterparts, each of which shall be deemed an original, but such counterparts shall together

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constitute but one and the same Agreement. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

          7.9  Interpretation.  Unless the context requires otherwise, all words
               --------------
used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders. The language used in this Agreement shall be deemed to be language chosen by the parties to this Agreement to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises concerning the language of this Agreement, this Agreement shall be construed as if drafted jointly by the parties to this Agreement and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

          7.10 Severability.  If any provision, clause, or part of this
               ------------
Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement.

          7.11 No Reliance.  Except for the parties to this Agreement, any
               -----------
assignees permitted by Section 7.6 of this Agreement: (a) no person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement; and (b) the parties assume no liability to any person because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.

          7.12 Taxes and Fees.  WEPCO and WG shall each pay 50% of any transfer
               --------------
taxes of any kind, sales and use taxes and recording and filings fees which arise as a result of the transfer of the Transferred Assets by WEPCO to WG in accordance with applicable law and local custom.

          7.13 Income Tax Position.  Neither WEPCO nor WG shall take a position
               -------------------
for income tax purposes which is inconsistent with this Agreement.

          7.14 Further Assurances.  From time to time after the Closing Date,
               ------------------
upon the reasonable request of WG and without any additional consideration, WEPCO shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and take such further action as WG may reasonably request in order to more effectively sell, assign, convey, transfer, reduce to possession and record title to any of the Transferred Assets. WEPCO agrees to cooperate with WG in all reasonable respects to assure WG the continued title to and possession of the Transferred Assets in the manner contemplated by this Agreement.

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     IN WITNESS WHEREOF, the parties have caused this Asset Transfer Agreement to be duly executed as of the day and year first above written.



                                WISCONSIN ELECTRIC POWER COMPANY

                                By______________________________

                                  ______________________________


                                WISCONSIN GAS COMPANY

                                By______________________________

                                  ______________________________

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